Exhibit 5.1

August 8, 2023

Foremost Lithium Resource & Technology Ltd.

2500 – 700 West Georgia Street St.

Vancouver, BC, Canada

V7Y 1B3

Dear Sirs/Mesdames:

Re:	Foremost Lithium Resource & Technology Ltd. – Registration Statement on Form F-1

We are British Columbia (the “Province”) corporate and securities counsel for the Company and are rendering this opinion in connection with the filing of an amended registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”), as with respect to the offering made pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and ThinkEquity LLC, as Representative (the "Representative") of the several underwriters (the "Underwriters") named in the Underwriting Agreement (the “Underwriter”) pursuant to which the Company will agree to offer and sell to the Underwriter:

i.	common share units (“Common Share Units”), with each Common Share Unit being comprised of one no par value common share (each a “Unit Common Share”) of the capital of the Company (the “Common Shares”) and one common share purchase warrant (the “Common Share Purchase Warrants”) exercisable for one Common Share; and

ii.	pre-funded units (“Pre-Funded Units”) in lieu of Common Share Units to certain purchasers, with each Pre-Funded Unit being comprised of one pre-funded warrant (the “Pre-Funded Warrants” and, together with the Common Share Purchase Warrants, the “Offering Warrants”) to purchase one Common Share.

for aggregate proceeds of up to USD $5,000,000 (the "Offering").

The Company has agreed to grant an over-allotment option to the Representative to purchase up to an additional $750,000 of (i) Common Shares (the “Over Allotment Shares”, and together with the Unit Common Shares the “Aggregate Offered Shares”), representing up to 15% of the Common Shares sold in the Offering, (ii) Pre-Funded Warrants (“Over-Allotment Pre-Funded Warrants”), representing up to 15% of the Pre-funded Warrants sold in the Offering, and/or (iii) Common Share Purchase Warrants (“Over-Allotment Common Share Purchase Warrants”), representing 15% of the Common Share Purchase Warrants sold in the Offering.

Pursuant to the Underwriting Agreement the Company will agree to issue to the Underwriters, as partial compensation for their services, up to 92,000 common share purchase warrants (each, an "Underwriter Warrant"), representing 5.0% of the Offered Shares sold in the Offering. Each Underwriter Warrant will entitle the holder to purchase one Common Share in the capital of the Company (at a price equal to 125% of the price at which the Offered Shares are sold to the Underwriter, per Underwriter Warrant Share for a period of five years following the commencement of sales of the Offering.

The Common Share Purchase Warrants, the Pre-Funded Warrants, the Over-Alottment Pre-Funded Warrants and the Over-Allotment Common Share Purchase Warrants are referred to herein collectively as the “Warrants”. The Aggregate Offered Shares, the Warrants, the Underwriter Warrants and the Common Shares issuable on exercise of the Warrants (the “Warrant Shares”) shall be referred to herein collectively as the “Securities”

For the purposes of our opinion below, we have relied solely on:

i.	Resolutions of the Company’s board of Directors dated August 8, 2023 (the “Resolutions”);

ii.	a certificate of an officer of the Company (the “Officer’s Certificate”) dated the date hereof certifying the Resolutions, the Certificate of Incorporation, Notice of Articles and Articles of the Company;

iii.	a certificate dated August 8, 2023 (the “Certificate of Good Standing”) issued pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”) relating to the Company;

iv.	the draft forms of certificates representing the Warrants (collectively, the “Warrant Certificates”).

Whenever our opinion refers to shares of the Company whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received. We have also assumed that the form of certificate representing the Underwriter’s Warrants will be in substantially the form provided to us as an exhibit to the Underwriting Agreement.

We have also examined and relied upon such other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including, without limitation, a draft copy of the Underwriting Agreement. We have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

We are solicitors qualified to practice law in the Province only and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province and the laws of Canada applicable therein in effect on the date hereof.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter. In rendering the opinion expressed in paragraph 1 hereof, we have relied exclusively and without independent investigation upon the Certificate of Good Standing, which we assume continues to be accurate on the date hereof. Our opinions expressed in paragraphs and 3 hereof are subject to the qualification that all necessary corporate action will have been taken in accordance with the BCBCA to duly authorize the issuance, sale and delivery of the applicable Securities including, without limitation, to set the issue price therefor.

Other than our review of the Resolutions and the Officer’s Certificate, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances on which our opinions herein are based, and no inference as to our knowledge of the existence of such facts or circumstances should be drawn merely from our representation of the Company.

Based and relying upon the foregoing, and subject to the assumptions and qualifications expressed above and below, we are of the opinion that:

1.	the Company was duly incorporated as a company under the laws of the Province, is a valid and existing company and is, with respect to the filing of annual reports, in good standing;

2.	upon full receipt of payment of the issue price of the Aggregate Offered Shares and the issuance thereof, the Aggregate Offered Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company; and

3.	upon receipt by the Company of the cash exercise price in full for the Common Shares issuable on exercise of the Warrants and the issuance of the Warrant Shares in consideration for such exercise price in accordance with the terms of the Warrant Certificates, the Warrant Shares will be validly issued as fully paid and nonassessable shares in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Farris LLP